Exhibit 99.1

ENSERVCO Reports First Quarter Financial Results

●	Company continues to generate positive EBITDA and cash flow from operations despite industry downturn and impact of El Nino on frac water heating services.

●	Maintains strong balance sheet; recent equipment appraisal affirms collateral position and borrowing availability under senior credit facility

●	Expansion into Eagle Ford continues as Company grows hot oil service line and wins first acidizing business with major E&P customer

●	Recently granted dirt hauling contract for $2.6 million will help offset normal seasonal decline in revenue during second and third quarters

DENVER, CO – May 12, 2016 – ENSERVCO Corporation (NYSE MKT: ENSV), a diversified national provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its first quarter ended March 31, 2016.

“As we anticipated on our last earnings call, our first quarter performance continued to reflect the effects of reduced activity among E&Ps and a continuing El Nino warming trend which impacted our heating operations” said Rick Kasch, chairman and CEO. “Despite these challenges, we achieved positive adjusted EBITDA and cash flow from operations due to a combination of aggressive cost-cutting measures, redeployment of assets to more active basins, and strong relationships with existing customers.

“Our expansion into the Eagle Ford Basin in Texas continues to gain momentum,” Kasch added. “In addition to steadily growing our hot oiling presence there with several E&P customers, we are now bidding on other opportunities that have the potential to test our overall hot oiling capacity if they come to fruition. We also won our first acidizing business in Eagle Ford with a major E&P. Following an initial project that significantly enhanced production at one well, the program has been expanded to additional wells resulting in us having to deploy a total of four acidizing units to the area.

“In another development subsequent to the end of the quarter, we were awarded a $2.6 million contract in Colorado to haul dirt for a construction project that will be monetized over the second and third quarters of this year. In addition to adding a new revenue stream with a good margin in what are traditionally our slower, off-season quarters, this contract enables us to utilize equipment that would otherwise be idle and to retain key personnel.

“We continue our focus on maintaining a strong balance sheet with solid debt to equity and working capital ratios. We are in compliance with terms of our credit facility and expect that to continue through year-end. In addition, a recently completed equipment appraisal reaffirmed our collateral position and actually resulted in a slight increase in our net borrowing availability under our senior credit facility. Overall, we are pleased with our performance under challenging circumstances, particularly our ability to generate new business opportunities and expand operations in this hypercompetitive environment.

“In addition, as previously disclosed, we added two new service lines in the first quarter – water transfer and HydroFLOW® bacteria and scale treatment – via asset acquisitions at what we believe were very favorable prices relative to the original cost of the equipment. Early marketing efforts for these lines have been challenging due to the industry downturn, but their addition to our services portfolio enhances our ability to offer customers bundled solutions in order to reduce costs and simplify the procurement process. As a result, we believe we are well positioned not only to weather the downturn but to capitalize on growth opportunities when activity begins to pick up.”

First Quarter Results

Total first quarter revenue declined 57% year over year to $8.3 million from $19.1 million primarily due to an overall decline in drilling and completion activities stemming from low commodity prices and lower demand for heating services attributable to unseasonably warm weather from lingering effects of El Nino during the quarter. Revenue was also impacted by approximately $950,000 due to a year over year decline in propane prices.

By service line, the $10.8 million decline in total revenue included an $8.6 million, or 68%, decline in frac water heating; a $0.8 million, or 41%, decline in water hauling; and a $1.4 million, or 32%, decline in the Company’s well maintenance services of hot oiling and acidizing. Hot oiling revenue declined $1.1 million year over year in spite of a $651,000, or 302%, increase in hot oiling revenue from the expansion into the Eagle Ford basin, where the Company continues to add personnel and equipment in support of growing customer relationships.

Gross profit in the first quarter was $1.5 million versus a gross profit of $7.9 million in the same quarter last year. The year over year decline in gross margin – to 19% from 41% – was attributable to lower revenue in the Company’s higher margin frac water heating services and to the impact of fixed costs relative to lower revenue.

General and administrative expenses declined 16%, or $194,000, year over year and costs associated with patent litigation and defense declined 89%, or $303,000. These improvements were partially offset by a $425,000 increase in depreciation and amortization expense related to the larger fleet size and acquisition of water transfer assets in January 2016.

The Company reported a net loss of $1.1 million, or $0.03 per diluted share, versus net income of $2.9 million, or $0.07 per diluted share, in the same quarter last year. The impact of additional depreciation expense on EPS was $0.01 in the first quarter.

Adjusted EBITDA in the first quarter was $661,000 versus $6.7 million in the same quarter last year – a reflection of the significant decline in high margin frac water heating revenue.

ENSERVCO generated $2.9 million in cash from operations in the first quarter of 2016, down from $6.2 million in the same quarter last year. The Company has a long-term debt to equity ratio to 1.4:1 as compared to 1.2:1 at 2015 year-end. The Company closed the quarter with working capital of $4.2 million and a current ratio of 2.5:1.

Conference Call Information

Management will hold a conference call today to discuss these results. The call will begin at 11:00 a.m. Mountain Time (1:00 p.m. Eastern) and will be accessible by dialing 877-407-8031 (201-689-8031 for international callers). No passcode is necessary. A telephonic replay will be available through May 19, 2016, by calling 877-660-6853 (201-612-7415 for international callers) and entering the Conference ID #13635680. To listen to the webcast, participants should go to the ENSERVCO website at www.enservco.com and link to the “Investors” page at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. The webcast also is available at the following link: http://www.investorcalendar.com/IC/CEPage.asp?ID=174948

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, bacteria and scaling treatment, water hauling and oilfield support equipment rental. The Company has a broad geographic footprint covering seven major domestic oil and gas fields and serves customers in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing ENSERVCO’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2015, and subsequently filed documents. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-393-7044

Email: jay@pfeifferhigh.com

ENSERVCO CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	For the Three Months Ended March 31,
	2016	2015
Revenues	$8,307,059	$19,139,497

Cost of Revenues	6,770,085	11,264,286

Gross Profit	1,536,974	7,875,211

Operating Expenses
General and administrative expenses	1,026,575	1,220,353
Patent litigation and defense costs	36,166	339,017
Depreciation and amortization	1,747,972	1,322,934
Total operating expenses	2,810,713	2,882,304

Income (Loss) from Operations	(1,273,739)	4,992,907

Other Income (Expense)
Interest expense	(372,668)	(253,210)
Other income	1,996	6,900
Total other expense	(370,672)	(246,310)

Income (Loss) Before Tax Expense	(1,644,411)	4,746,597
Income Tax Benefit (Expense)	568,842	(1,854,717)
Net Income (loss)	$(1,075,569)	$2,891,880

Other Comprehensive Income (Loss)	-	-

Comprehensive Income (Loss)	$(1,075,569)	$2,891,880

Earnings (Loss) per Common Share - Basic	$(0.03)	$0.08

Earnings (Loss) per Common Share— Diluted	$(0.03)	$0.07

Basic weighted average number of common shares outstanding	38,129,660	37,350,668
Add: Dilutive shares assuming exercise of options and warrants	-	1,859,527
Diluted weighted average number of common shares outstanding	38,129,660	39,210,195

ENSERVCO CORPORATION
Calculation of Adjusted EBITDA

	For the Three Months Ended March 31,
	2016	2015
Adjusted EBITDA
Income (Loss)	$(1,075,569)	$2,891,880
Add Back (Deduct) Interest Expense	372,668	253,210
Provision for income taxes (benefit) expense	(568,842)	1,854,717
Depreciation and amortization	1,747,972	1,322,934
EBITDA	476,229	6,322,741
Add Back (Deduct)
Stock-based compensation	150,433	91,060
Patent Litigation and defense costs	36,166	339,017
Interest and other income	(1,996)	(6,900)
Adjusted EBITDA	$660,832	$6,745,918

ENSERVCO CORPORATION
Condensed Consolidated Balance Sheets

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,588,779	$804,737
Accounts receivable, net	3,765,056	7,037,419
Prepaid expenses and other current assets	1,062,465	1,072,479
Inventories	295,978	308,297
Income tax receivable	237,055	222,447
Total current assets	6,949,333	9,445,379

Property and Equipment, net	39,251,365	36,494,661
Goodwill	301,087	301,087
Other Assets	180,730	180,730

TOTAL ASSETS	$46,682,515	$46,421,857

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$2,401,258	$3,039,859
Current portion of long-term debt	387,751	314,263
Total current liabilities	2,789,009	3,354,122

Long-Term Liabilities
Senior revolving credit facility, net of unamortized deferred loan costs of $547,299 and $532,870, respectively	22,600,423	20,173,371
Long-term debt, less current portion	481,488	590,505
Deferred income taxes, net	3,848,201	4,417,043
Total long-term liabilities	26,930,112	25,180,919
Total Liabilities	29,719,121	28,535,041

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $.005 par value, 10,000,000 shares authorized, no shares issued or outstanding

Common stock. $.005 par value, 100,000,000 shares authorized, 38,233,760 and 38,230,729 shares issued, respectively; 103,600 shares of treasury stock; and 38,130,160 and 38,127,129 shares outstanding, respectively	190,650	190,634
Additional paid-in capital	14,004,694	13,852,563
Accumulated earnings	2,768,050	3,843,619
Total stockholders' equity	16,963,394	17,886,816

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$46,682,515	$46,421,857

ENSERVCO CORPORATION
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	For the Three Months Ended March 31,
	2016	2015
OPERATING ACTIVITIES
Net income (loss)	$(1,075,569)	$2,891,880
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	1,747,972	1,322,934
Deferred income taxes	(568,842)	1,661,682
Stock-based compensation	150,433	91,060
Stock issued for services	1,714	-
Amortization of debt issuance costs	35,571	28,892
Bad debt expense	39,159	4,255
Changes in operating assets and liabilities
Accounts receivable	3,233,204	(531,120)
Inventories	12,319	46,244
Prepaid expense and other current assets	10,014	385,643
Income taxes receivable	(14,608)	-
Accounts payable and accrued liabilities	(638,601)	214,192
Income taxes payable	-	56,205
Net cash provided by operating activities	2,932,766	6,171,867

INVESTING ACTIVITIES
Purchases of property and equipment	(4,504,676)	(2,352,379)
Net cash used in by investing activities	(4,504,676)	(2,352,379)

FINANCING ACTIVITIES
Net credit facility borrowings (payments)	2,441,481	(4,093,140)
Repayment of long-term debt	(35,529)	(130,525)
Payment of debt issuance costs	(50,000)	-
Proceeds from exercise of warrants	-	77,100
Proceeds from exercise of options	-	14,634
Excess tax benefits from exercise of options and warrants	-	136,831
Net cash provided by (used in) financing activities	2,355,952	(3,995,100)

Net Increase (Decrease) in Cash and Cash Equivalents	784,042	(175,612)

Cash and Cash Equivalents, Beginning of Period	804,737	954,058

Cash and Cash Equivalents, End of Period	$1,588,779	$778,446

Supplemental cash flow information consists of the following:
Cash paid for interest	$259,936	$221,594
Cash paid for taxes	$1,400	$-

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Cashless exercise of stock options and warrants	$-	$2,968